Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-222870) of WillScot Mobile Mini Holdings Corp.,

(2)Registration Statement (Form S-3 No. 333-227480) of WillScot Mobile Mini Holdings Corp., and

(3)Registration Statement (Form S-4 No. 333-278544) of WillScot Mobile Mini Holdings Corp., and

(4)Registration Statement (Form S-8 No. 333-239626) pertaining to the Employees' Savings Plan of WillScot Mobile Mini Holdings Corp.;

of our report dated February 20, 2024 (except for Notes 1, 3, and 9, as to which the date is May 2, 2024), with respect to the consolidated financial statements of WillScot Mobile Mini Holdings Corp., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Baltimore, Maryland
May 2, 2024